MMC ENERGY, INC. ANNOUNCES REVERSE STOCK SPLIT
APRIL 9, 2007

New York-April 9, 2007-MMC Energy, Inc. (NASDAQ OTC: MMCN) today announced that its board of directors unanimously approved a ratio of one-for-ten for the previously authorized reverse stock split of its capital stock. The reverse split will become effective on April 19, 2007, when MMC files a charter amendment with the Secretary of State of the State of Delaware.

As a result of the reverse stock split, every ten shares of MMC’s common stock will be combined into one share of common stock. Similar adjustments will be made to MMC’s outstanding options and other stock-based awards. Fractional shares will not be issued as a result of the reverse stock split. Holders of MMC’s common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares.

About MMC Energy, Inc.:

MMC Energy is an energy management company that acquires and actively manages power generation assets in the United States. MMC’s mission is to acquire a portfolio of small to mid size, or below 250 megawatt, or “MW,” power generation assets. To date, MMC has acquired three power generation assets in California, totaling 110 MW of capacity, and are in the process of expanding one of these assets. MMC is pursuing additional acquisitions of small to medium-sized power generating facilities primarily in California, Texas, and the Mid-Atlantic and Northeastern United States. MMC is headquartered in New York City and traded on the NASDAQ OTC Bulletin Board.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding MMC’s ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by MMC in its reports filed with the Securities and Exchange Commission, including those risks set forth in it’s 2006 Annual Report on Form 10K-SB. MMC assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

Source: MMC Energy Inc.
CONTACT:	READ IT ON THE WEB
Denis G. Gagnon	www.mmcenergy.com
Chief Financial Officer
(212) 977-0900